EXHIBIT 99.1

Adams Golf Announces Record Year End 2011 Results

PLANO, Texas, March 6, 2012 (GLOBE NEWSWIRE) -- Adams Golf (Nasdaq:ADGF) today reported record net sales of $96.5 million for the year ended December 31, 2011, as compared to $86.2 million for the year ended December 31, 2010, an increase of 12% year-over-year. Adams Golf realized a net profit of $14.5 million, or $1.79 per fully diluted share, for the year ended December 31, 2011, as compared to $5.0 million, or $0.66 per fully diluted share, for the comparable period of 2010. Our results for the year ended December 31, 2011 benefited from a $2.7 million adjustment to our deferred tax asset and from a net recovery of $5.1 million which is net of legal fees incurred during 2011, from the settlement of litigation against a former insurance carrier. Excluding these events, our net profit would have been $6.7 million, or $0.82 per fully diluted share, for the year ended December 31, 2011.

"With both record revenues and a strong financial performance, 2011 was another highly successful year for Adams Golf. I am delighted with the performance and congratulate the operating team accordingly," said Mr. Barney Adams, Chairman and Interim CEO.

"In addition to our financial accomplishments, we believe we have continued to make progress with our brand development and market positions. Evidence of this progress includes:

  According to Golf Datatech LLC, our full year 2011 U.S. iron dollar share in the combined On and Off Course Channels was 10.94%, up 8% year-over-year. Our full year 2011 wood dollar share in the same channels was 5.89%, up 7% year-over-year. These same market shares for irons and woods for the month of January 2012 were 12.2% and 8.3% respectively.
  Our domestic business grew at a healthy 12% for the full year, reflecting both market share and distribution gains. Our total international business grew 11% year over year, driven by a 36% increase in markets outside of Canada and a 2% decline in our Canadian business. We continue to be optimistic about future international growth and have been making investments accordingly.
  On tour, we sustained our position as the # 1 hybrid on the PGA, Nationwide and Champions tours during 2011. Additionally, we received excellent exposure during the year through our association with key staff players such as world ranking # 1 Yani Tseng. PGA Tour winner Aaron Baddeley, and Champions Tour star and all time legendary champion, Tom Watson. Looking forward, we believe we have further strengthened our tour position with recent staff additions such as Kenny Perry. Robert Karlsson, and Caroline Hedwall, among others. We believe these efforts and achievements will help further build our brand strength in the eyes of avid golfers.
  We are pleased with the market response to new premium product launches such as the Speedline F12 drivers and fairway woods and Idea a12os irons and hybrids. Our research shows that the Velocity Slot Technology incorporated into our 2012 fairway woods and hybrids increases both ball speed and forgiveness. We believe this technology has the potential to drive significant market share growth in the coming years.
  In January 2011, we purchased the intellectual property and select assets of the Yes! branded putter business through a bankruptcy court auction of Denver-based Progear Holdings. We are now in process of re-launching this brand in the U.S. and believe that over the next several years this acquisition will provide us with opportunities for both international and domestic growth in the putter category.
  In December 2011, we reached a settlement with a former insurance carrier, thus wrapping up the final chapter in a lawsuit that began in 1999 and, in the process, recovering a net of approximately $6.4 million. This settlement, along with our strong operating performance, allowed us to finish 2011 with cash balance of $18.2 million and no short- or long-term debt.
  As of December 31, 2011, our net working capital increased to $48.8 million from $35.9 million at December 31, 2010 and our net assets increased to $62.4 million, or $7.99 per share (calculated as total assets less total liabilities divided by outstanding shares).
  Lastly, as per past practice, our product pipeline remains strong with exciting and innovative product launches planned for the balance of 2012 and into 2013.

"Looking forward, it is our belief that market conditions are continuing to improve and that we are positioned to sustain our progress on brand and market development. Furthermore, although it is still early in the year, we are off to a strong start for 2012 with field reports of both sell in and sell through at or above expectations. As a result, we remain cautiously optimistic for our business in 2012," concluded Mr. Adams.

About Adams Golf

Developing high-performance and technologically innovative golf products is the cornerstone of Adams Golf. From initial design, through manufacturing and servicing, Adams Golf is committed to helping golfers of all abilities enjoy the game of golf. For more information on Adams Golf, please visit www.adamsgolf.com or view prior press releases at http://www.adamsgolf.com/news.htm.

The Adams Golf logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5031

Forward Looking Statements

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding our ability to continue manufacturing products that are commercially acceptable to consumers, planned product launches and international growth, our ability to operate profitably and protect our financial condition and statements using terminology such as "may," "would," "expect," "intend," "estimate," "anticipate," "plan," "seek," "inevitably," "appears," or "believe." Such statements reflect the current view of Adams Golf with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: the impact of changing economic conditions; product development difficulties; assembly difficulties; competing product introductions; patent infringement risks; our ability to protect our intellectual property rights; market demand and acceptance of products; the success of our marketing strategy both domestically and internationally; our dependence on a limited number of customers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution both domestically and internationally; and one-time events and other factors detailed under "Risk Factors" in our most recent Form 10-K and subsequent Form 10-Q on file with Securities and Exchange Commission. These filings can be obtained by contacting Adams Golf Investor Relations.

Although Adams Golf believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Adams Golf or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

ADAMS GOLF, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share amounts)

ASSETS

	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$ 18,216	$ 6,724
Trade receivables, net	16,786	16,594
Inventories, net	26,480	27,088
Prepaid expenses	209	632
Deferred tax asset, net –current	1,962	--
Other current assets	3,274	459
Total current assets	66,927	51,497

Property and equipment, net	946	879
Deferred tax asset, net – non current	11,245	10,228
Other assets, net	1,423	134
	$ 80,541	$ 62,738
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 7,363	$ 6,255
Accrued expenses and other current liabilities	10,788	9,384
Total liabilities	18,151	15,639

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; authorized 1,250,000 shares; none issued	--	--
Common stock, $0.001 par value; authorized 12,500,000 shares; 8,218,726 and 8,045,078 shares issued and 7,807,789 and 7,634,141 shares outstanding at December 31, 2011 and 2010, respectively	8	8
Additional paid-in capital	95,291	94,525
Accumulated other comprehensive income	2,727	2,666
Accumulated deficit	(30,882)	(45,346)
Treasury stock, 410,937 shares of common stock at December 31, 2011 and 2010, at cost	(4,754)	(4,754)
Total stockholders' equity	62,390	47,099

	$ 80,541	$ 62,738
ADAMS GOLF, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,

	2011	2010

Net sales	$ 96,504	$ 86,247
Cost of goods sold	53,727	48,504
Gross profit	42,777	37,743

Operating expenses:
Research and development expenses	2,898	2,551
Selling and marketing expenses	24,145	20,966
General and administrative expenses	9,013	8,961
Recovery of settlement expense, net of legal fees	(5,125)	--
Total operating expenses	30,931	32,478
Operating income	11,846	5,265

Other income (expense):
Interest income	3	6
Interest expense	(73)	(38)
Other	(1)	(12)
Income before income taxes	11,775	5,221
Income tax expense (benefit)	(2,689)	174
Net income	$ 14,464	$ 5,047

Net income per common share:
Basic	$ 1.87	$ 0.70
Diluted	$ 1.79	$ 0.66
CONTACT: Pamela High
         Chief Financial Officer
         Adams Golf
         (972) 673-9000
         InvestorInfo@adamsgolf.com